Exhibit 99.1

Infinity Provides Company Update and Reports Second Quarter 2017 Financial Results

– Phase 1 Clinical Study Evaluating IPI-549 as a Monotherapy and in Combination with Opdivo® Advancing –

– IPI-549 Monotherapy Dose Escalation Completed and Monotherapy Expansion Initiated –

– Dose Escalation Evaluating IPI-549 in Combination with Opdivo Ongoing; Combination Expansion Expected to Initiate in the Second Half of 2017 –

Cambridge, Mass. – August 3, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its second quarter 2017 financial results and provided an update on the company, including its progress with IPI-549, an oral immuno-oncology product candidate that selectively inhibits phosphoinositide-3-kinase gamma (PI3K-gamma). Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in a four-part Phase 1 study in patients with advanced solid tumors. Infinity announced today that it has completed an evaluation of escalating monotherapy doses of IPI-549 ranging from 10 mg once daily (QD) to 60 mg QD and has selected the 60 mg dose for evaluation in the monotherapy expansion component of the study. The selection of the 60 mg QD dose was based on pharmacokinetic and pharmacokinetic analyses, which showed that IPI-549 maintained full suppression of PI3K-gamma at this dose level. Data also showed that the IPI-549 dosed at 60 mg QD was well tolerated, and no dose-limiting toxicities were observed. The monotherapy expansion component of the study is now open for enrollment and will evaluate the safety and activity of IPI-549 dosed at 60 QD in approximately 25 patients.

Dose escalation evaluating IPI-549 in combination with Opdivo is ongoing, and Infinity expects to initiate the combination expansion component of the study in the second half of 2017. IPI-549 is believed to be the only selective PI3K-gamma inhibitor in clinical development.

“We have initiated the monotherapy expansion component of our Phase 1 study and are eager to also move forward with the combination expansion, allowing us to generate additional clinical and translational data from monotherapy treatment as well as from the combination of IPI-549 and Opdivo in specific types of solid tumors,” stated Adelene Perkins, Infinity’s chair and chief executive officer. “We also recently undertook an important strategic initiative and amended our license agreement with Takeda Oncology for IPI-549. We issued Takeda an unsecured $6.0 million convertible note in exchange for eliminating future royalty obligations on IPI-549. This amendment reflects our strong belief in the potential of IPI-549 to be a first-in-class, oral immuno-oncology therapy and reduces the total royalty burden on any future net sales of IPI-549 to four percent due to Mundipharma and Purdue from a previous agreement.”

The ongoing Phase 1 study is designed to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics and activity of IPI-549 as a monotherapy and in combination with the approved dose of Opdivo in approximately 175 patients with advanced solid tumors. The study includes four parts: monotherapy dose escalation, combination therapy dose escalation, monotherapy expansion and combination therapy expansion. The combination expansion component of the study will include multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN) whose tumors show initial resistance or subsequently develop resistance to immune checkpoint blockade therapy. There is a great need for additional treatment options for the growing number of patients living with these cancers, which account for more than 17 percent of all new cancer cases in the U.S.1,2

Recent Developments

•	Agreement with Takeda Oncology amended: In July, Infinity amended its license agreement with Takeda Oncology for IPI-549. Under the amended agreement, Infinity will no longer have an obligation to pay Takeda future royalties on worldwide net sales of selective inhibitors of PI3K-gamma, including IPI-549. In exchange for eliminating the royalty obligation, Infinity issued to Takeda an unsecured $6.0 million convertible note that matures on July 26, 2018, and accrues interest at an annual rate of eight percent. The company is obligated to pay the principal amount together with any accrued interest on or before the maturity date in cash or in shares of Infinity common stock, at the election of Takeda. The share payment price would equal the average closing price of Infinity’s common stock for the 20 days prior to the payment date.

Infinity remains obligated to pay development, regulatory and commercial milestones to Takeda for IPI-549. The remaining milestones comprise up to a total of $5 million in development milestones, up to $50 million in success-based regulatory milestones, and up to $115 million in commercial milestones, which are due once certain sales thresholds have been met.

Under a previous agreement, Infinity is obligated to pay Mundipharma International Corporation Limited and Purdue Pharmaceutical Products L.P. a four percent royalty in the aggregate on worldwide net sales of IPI-549, which steps down to one percent in the U.S. after a certain sales threshold is met.

•	Recommended IPI-549 monotherapy dose determined and monotherapy expansion initiating: Infinity reported today that it has completed patient enrollment in the monotherapy dose-escalation component of the Phase 1 study and has selected IPI-549 dosed at 60 mg QD as the recommended dose for evaluation in the monotherapy expansion. Infinity selected the 60 mg QD dose based on pharmacokinetic and pharmacodynamic analyses, which showed that IPI-549 maintained full suppression of PI3K-gamma at this dose level. Data also showed that IPI-549 dosed at 60 mg QD was well tolerated, and no dose-limiting toxicities were observed. The monotherapy expansion is now open for patient enrollment.

•	IPI-549 combination dose escalation ongoing: Infinity also announced today that it is continuing to evaluate data from the dose-escalation component of the Phase 1 study assessing IPI-549 30 mg QD in combination with the approved dose of Opdivo. The company expects to complete combination dose escalation and initiate the combination expansion component of the study in the second half of 2017.

•	Presentation of preclinical rationale for IPI-549 at Precision: Lung Cancer World R&D Summit: In July, Jeffery Kutok, M.D., Ph.D., Infinity’s chief scientific officer, gave an oral presentation entitled “Reprogramming Tumor-Associated Macrophages by Targeting PI3K-Gamma with IPI-549” at the 2017 Precision: Lung Cancer World R&D Summit held in Boston, MA. In his presentation, Dr. Kutok discussed the preclinical rationale for targeting PI3K-gamma previously reported in two publications in Nature.[3],[4]. Preclinical research in solid tumor models has demonstrated that PI3K-gamma blockade in tumor-associated macrophages by IPI-549 results in a transcriptional reprogramming of the M2, or pro-tumor macrophage phenotype, to the M1, or anti-tumor phenotype. In this setting, IPI-549 was active as a monotherapy and showed even greater activity in combination with checkpoint inhibitor therapies. Importantly, in specific models resistant to checkpoint inhibitor therapy, IPI-549 in combination with checkpoint inhibitors was able to overcome this resistance. Taken together, these preclinical data demonstrate that PI3K-gamma plays a key role in the immuno-suppressive tumor microenvironment and provide a strong rationale for the ongoing Phase 1 study.

Dr. Kutok also summarized the Phase 1 clinical data previously reported at the American Association for Cancer Research (AACR) Annual Meeting 2017. These data demonstrated that IPI-549 was well tolerated both as a monotherapy and in combination with Opdivo.5 Additionally, data from the monotherapy component of the study showed IPI-549 has a favorable pharmacokinetic and pharmacodynamic profile that supports once daily dosing.5

•

Exited lease for Infinity’s office facility at 784 Memorial Drive: In June, Infinity exited its lease agreement for its office facility, allowing the lease to end effective August 31, 2017. Infinity made a termination payment of $4.5 million in June 2017 and will make a final payment of $0.5 million in August 2017. The original lease agreement was to expire in March 2025. Future payment obligations on the lease, excluding operating costs and taxes, as of June 30, 2017, decreased from $16.9 million to $0.2 million. Infinity will be moving into office space with a significantly smaller lease obligation.

Second Quarter 2017 Financial Results

•	At June 30, 2017, Infinity had total cash and cash equivalents of $66.2 million, compared to $75.4 million at March 31, 2017. Cash used for operating activities during the second quarter of 2017 included payments of $0.8 million related to the company’s 2016 restructuring activities and $4.5 million related to exiting the company’s lease for 784 Memorial Drive.

•	Infinity did not record any revenue during the second quarter of 2017. Revenue for the second quarter of 2016 was $9.5 million, all of which related to Infinity’s previous collaboration agreement with AbbVie Inc.

•	Research and development (R&D) expense for the second quarter of 2017 was $3.9 million, compared to $52.9 million for the same period in 2016. The decrease in R&D expense was primarily due to the decrease in clinical development expenses following Infinity’s out-license of duvelisib in addition to the company’s 2016 restructuring activities.

•	General and administrative (G&A) expense was $6.2 million for the second quarter of 2017 compared to $15.7 million for the same period in 2016. The decrease in G&A expense was primarily due to the company’s 2016 restructuring activities.

•	Other expense of $6.9 million for the second quarter of 2017 related to expense recognized to exit the company’s facility lease agreement.

•	Net loss for the second quarter of 2017 was $17.0 million, or a basic and diluted loss per common share of $0.34, compared to net income of $53.0 million, or a basic and diluted earnings per common share of $1.05, for the second quarter of 2016. During the second quarter of 2016, Infinity recorded a non-recurring gain on AbbVie opt-out of the duvelisib collaboration of $112.2 million.

Cash and Investments Outlook

Infinity’s 2017 financial outlook remains as follows:

•	Net loss: Infinity expects net loss for 2017 to range from $40 million to $50 million.

•	Cash and Investments: Infinity expects to end 2017 with a cash, cash equivalents and available-for-sale securities balance ranging from $40 million to $50 million.

Based on its current operational plans, Infinity expects that its existing cash and cash equivalents at June 30, 2017, will be adequate to satisfy the company’s capital needs into the first quarter of 2019. The company’s financial outlook excludes additional funding or business development activities.

Conference Call Information

Infinity will host a conference call today, August 3, 2017, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 40376609. An archived version of the webcast will be available on Infinity’s website for 60 days.

About the IPI-549 and the Ongoing Phase 1 Study

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor to an anti-tumor phenotype and is able to overcome resistance to checkpoint inhibition.3,4 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

A Phase 1 study of IPI-549 in patients with advanced solid tumors is ongoing to explore the activity, safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in patients with advanced solid tumors.6 The four-part study includes monotherapy and combination dose-escalation components, in addition to monotherapy expansion and combination expansion components. The expansion component of the study evaluating IPI-549 plus Opdivo will include patients with non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN). Patients enrolled in these combination expansion cohorts represent a difficult-to-treat population, as they must have demonstrated initial resistance or subsequently develop resistance to a PD-1 or PD-L1 therapy immediately prior to enrolling in the study. Overall, the study is expected to enroll approximately 175 patients.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo® (nivolumab); the company’s expectations about the potential value of the buyout of future royalty obligations related to IPI-549; clinical trial plans regarding IPI-549; plans to report clinical data of IPI-549; plans regarding the company’s office space; 2017 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development or that any positive developments in Infinity’s product portfolio or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 3, 2017, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2017	December 31, 2016
Cash, cash equivalents and available-for-sale securities	$66,197	$92,064
Other current assets	2,580	9,596
Property and equipment, net	22,040	23,424
Other long-term assets	28	571

Total assets	$90,845	$125,655

Current liabilities	$10,936	$23,863
Financing obligation, less current portion	20,799	19,149
Other long-term liabilities	208	189
Total stockholders’ equity	58,902	82,454

Total liabilities and stockholders’ equity	$90,845	$125,655

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Collaboration revenue	$—	$9,467	$—	$18,723
Operating expenses:
Research and development	3,901	52,947	7,940	92,135
General and administrative	6,205	15,692	12,642	26,528

Total operating expenses	10,106	68,639	20,582	118,663
Gain on AbbVie Opt-Out	—	112,216	—	112,216

Income (loss) from operations	(10,106)	53,044	(20,582)	12,276
Other income (expense):
Interest expense	(300)	(307)	(602)	(616)
Other expense	(6,882)	—	(6,882)	—
Investment and other income	334	254	637	667

Total other income (expense)	(6,848)	(53)	(6,847)	51

Net income (loss)	$(16,954)	$52,991	$(27,429)	$12,327

Earnings (loss) per common share:
Basic	$(0.34)	$1.05	$(0.54)	$0.24

Diluted	$(0.34)	$1.05	$(0.54)	$0.24

Weighted average number of common shares outstanding:
Basic	50,455,832	49,437,062	50,439,682	49,388,475

Diluted	50,455,832	49,439,537	50,439,682	49,399,926

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

Jaren.Madden@infi.com

###

[1]	American Cancer Society, Cancer Facts and Statistics 2016, http://www.cancer.org/research/cancerfactsstatistics/cancerfactsfigures2016/index and http://www.cancer.org/cancer/skincancer-melanoma/detailedguide/melanoma-skin-cancer-key-statistics, Last Accessed April 27, 2017.
[2]	Conquer Cancer Foundation, Head and Neck Cancer Statistics, http://www.cancer.net/cancer-types/head-and-neck-cancer/statistics, Last Accessed April 27, 2017.
[3]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[4]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[5]	Tolcher, A., Hong, D., Sullivan, R., Chmielowski, B., et al. AACR Annual Meeting 2017.
[6]	www.clinicaltrials.gov, NCT02637531.